SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934.
Date of Report (Date of Earliest Event Reported): June 6, 2006
THE GEO GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Florida	1-14260	65-0043078

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

621 NW 53rd Street, Suite 700, Boca Raton, Florida	33487

(Address of Principal Executive Offices)	(Zip Code)
(Registrant’s Telephone Number, Including Area Code) (561) 893-0101

(Former Name or Former Address, if Changed since Last Report)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On June 6, 2006, The GEO Group, Inc. (the “Company”) entered into an underwriting agreement (the “Agreement”) with Lehman Brothers Inc., for itself and as representative of the several underwriters named therein (the “Underwriters”) related to its follow-on public offering (the “Offering”) of 3,000,000 shares of the Company’s common stock, par value $0.01 per share. The Underwriters have agreed to purchase the shares from the Company pursuant to the Agreement at a price of $35.46 per share.
The shares are being offered and sold under a prospectus supplement and related prospectus filed with the Securities and Exchange Commission pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-111003). The Offering is scheduled to close on June 12, 2006, subject to customary closing conditions.
The foregoing description of the Agreement is qualified in its entirety by reference to the Agreement attached hereto as Exhibit 1.1 and incorporated by reference herein.
Item 8.01. Other Events.
On June 7, 2006, the Company issued a press release announcing the pricing of the Offering. The Company estimates that the net proceeds resulting from the Offering will be approximately $99 million after deducting fees and commissions and estimated expenses associated with the Offering. For more information, see the Company’s press release dated June 7, 2006, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
c)	Exhibits
1.1	Underwriting Agreement, dated June 6, 2006, by and among the Company and Lehman Brothers Inc., for itself and as representative of the several underwriters named therein.

99.1	Press Release of the Company, dated June 7, 2006

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GEO GROUP, INC.
June 8, 2006	By:	/s/ John G. O’Rourke
Date		John G. O’Rourke
Senior Vice President -- Finance and Chief Financial Officer (Principal Financial Officer and duly authorized signatory)

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